Exhibit 99.1

PRESS RELEASE

Investor Relations:	Media:
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PHILIP MORRIS INTERNATIONAL INC. INCREASES DIVIDEND BY 6.4%
TO AN ANNUALIZED RATE OF $4.00 PER SHARE;
ANNOUNCES ELECTIONS TO BOARD OF DIRECTORS

NEW YORK, September 10, 2014 -- The Board of Directors of Philip Morris International Inc. (NYSE Euronext/Paris: PM), today increased the company’s regular quarterly dividend by 6.4% to an annualized rate of $4.00 per share.
The new quarterly dividend of $1.00 per share, up from $0.94 per share, is payable on October 10, 2014, to stockholders of record as of September 25, 2014. The ex-dividend date is September 23, 2014. For more details on stock, dividends and other information, see www.pmi.com/investors.

The Company also announced the election of Jun Makihara, age 56, Frederik Paulsen, age 63 and, effective January 1, 2015, Werner Geissler, age 61, to its Board of Directors.

Jun Makihara was employed at Goldman, Sachs & Co. from 1981 to 2000, during which time he was a General Partner for six years, working in New York, Los Angeles, and Tokyo. During his tenure in Tokyo, he was co-head of the Investment Banking Group and the Japanese Equities Group and also served as co-branch manager. Subsequently, he was Chairman of Neoteny Co., Ltd., a Japanese venture incubator. Mr. Makihara is a director of Monex Group, Inc. and Shinsei Bank, Ltd. He is a member of the Governing Board of St. Albans School in Washington, D.C., and a board member of the Japan Society in New York.

Frederik Paulsen has been Executive Chairman of the Ferring Group, a research-driven, specialty biopharmaceutical group, since 1988, having joined that company in 1976. Dr. Paulsen is a member of the Boards of MGIMO University in Moscow, Russia, and the Pro Universitate of the Christian Albrechts University in Kiel, Germany, and a Trustee of the Salk Institute of Biological Research in La Jolla, California, USA.

Werner Geissler is Vice Chairman and Advisor to the CEO of Procter and Gamble. He joined that company in 1979 and served in various capacities, including President, Northeast Asia, from 2001 to 2004, Group President, Central and Eastern Europe, Middle East and Africa, from 2004 to 2007, and Vice Chairman, Global Operations, from 2007 to 2014. Mr. Geissler is a director of the Goodyear Tire and Rubber Company, and a member of the Board of Directors of economiesuisse.

“It is my pleasure to welcome Jun, Frederik and Werner to our Board,” said Louis C. Camilleri, Chairman of the Board. “Their substantial and global business, entrepreneurial and scientific experience perfectly complement the tremendous skills, knowledge and experience of our Board. I am certain we will benefit considerably from their expertise in the years to come, particularly as it is brought to bear on our exciting plans for the commercialization of our portfolio of Reduced-Risk Products.”

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Philip Morris International Inc.
Philip Morris International Inc. (PMI) is the leading international tobacco company, with seven of the world's top 15 international brands, including Marlboro, the number one cigarette brand worldwide. PMI's products are sold in more than 180 markets. In 2013, the company held an estimated 15.7% share of the total international cigarette market outside of the U.S., or 28.3% excluding the People's Republic of China and the
U.S. For more information, see www.pmi.com.
Reduced-Risk Products is the term the company uses to refer to products in various stages of development for which it is conducting extensive and rigorous scientific studies to determine whether it can support claims of reduced exposure to harmful and potentially harmful constituents in smoke, and ultimately claims of reduced disease risk, when compared to smoking combustible cigarettes. Before making any such claims, the company will need to evaluate rigorously the full set of data from the relevant scientific studies to determine whether they substantiate reduced risk. Any such claims may also be subject to government review and approval, as is the case in the U.S. today.